Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

ELEVEN BIOTHERAPEUTICS, INC.,

VIVENTIA BIO INC.,

THE SHAREHOLDERS OF VIVENTIA BIO INC.

(NAMED HEREIN)

AND

SOLELY IN ITS CAPACITY AS SELLER REPRESENTATIVE,

CLAIRMARK INVESTMENTS LTD.

Dated as of September 20, 2016

THIS DOCUMENT IS NOT INTENDED TO CREATE NOR WILL IT BE DEEMED TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER, ACCEPTANCE OF AN OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO AND EXECUTED BY ALL PARTIES.

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3.13	Contracts	34
3.14	Litigation	37
3.15	Environmental Matters	37
3.16	Labor and Employment	38
3.17	Employee Benefit Plans	40
3.18	Compliance with Laws	44
3.19	Permits and Regulatory Matters	44
3.20	Insurance	45
3.21	Certain Business Relationships With Affiliates	45
3.22	Brokers; Schedule of Fees and Expenses	46
3.23	Powers of Attorney	46
3.24	Convertible Securities; Indebtedness	46
3.25	Privacy	46
3.26	Competition Act (Canada)	46
3.27	Investment Canada Act (Canada)	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		47
4.1	Organization, Standing and Power	47
4.2	Authority; No Conflict; Required Filings and Consents	47
4.3	Capitalization	48
4.4	Buyer Stock	49
4.5	SEC Filings; Financial Statements; Information Provided	49
4.6	Listing; Investment Company	50
4.7	Contracts	50
4.8	Absence of Certain Changes	50
4.9	License Agreement	51
4.10	Brokers	51
4.11	Litigation	51
4.12	Employee Benefit Plans	51
4.13	WTO Investor	51

ARTICLE V INDEMNIFICATION		52
5.1	Indemnification	52
5.2	Indemnification Claims	53
5.3	Survival of Representations and Warranties	56
5.4	Limitations	56

ARTICLE VI OTHER POST-CLOSING AGREEMENTS		58
6.1	No Claims	58
6.2	Succession	58
6.3	Board of Directors of Buyer	58
6.4	Lock-Up; Regulation S	59
6.5	Tax Agreements	59

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ARTICLE VII DEFINITIONS		60

ARTICLE VIII MISCELLANEOUS		72
8.1	Notices	72
8.2	Entire Agreement	73
8.3	Fees and Expenses	73
8.4	Amendment	73
8.5	Third-Party Beneficiaries	73
8.6	Assignment	73
8.7	Severability	74
8.8	Counterparts and Signature	74
8.9	Interpretation	74
8.10	Governing Law	75
8.11	Remedies	75
8.12	Submission to Jurisdiction	76
8.13	Disclosure Schedules	76

Exhibits:

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Closing Date Allocation Schedule
Exhibit D	Form of Seller Representative Confidentiality Agreement
Exhibit E	Form of Executive Employment Agreement

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Schedules:

Buyer Disclosure Schedule

Company Disclosure Schedule

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of September 20, 2016, by and among Eleven Biotherapeutics, Inc., a Delaware corporation (the “Buyer”); Viventia Bio Inc., a corporation existing under the laws of the Province of Ontario (the “Company”); the shareholders of the Company named on the signature pages hereto (each, a “Seller” and collectively the “Sellers”); and, solely for purposes of being bound by Section 1.6, Section 1.9, Article V, Article VII and Article VIII and solely in such Person’s capacity as the Seller Representative, Clairmark Investments Ltd., a corporation incorporated under the laws of the Province of Ontario (the “Seller Representative”).

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding Shares; and

WHEREAS, the parties desire to enter into this Agreement pursuant to which each Seller agrees to sell to the Buyer and the Buyer agrees to purchase from each Seller all of the Shares owned by such Seller, on and subject to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Company, the Sellers and, solely for purposes of being bound by Section 1.6, Section 1.9, Article V, Article VII and Article VIII and solely in such Person’s capacity as the Seller Representative, the Seller Representative agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from each Seller, and each Seller shall, severally and not jointly, sell, convey, assign, transfer, and deliver to the Buyer, all of the Shares owned by such Seller, as set forth opposite such Seller’s name on the Closing Date Allocation Schedule, free and clear of all Liens (other than restrictions on transfer imposed hereunder and under applicable securities Laws), in exchange for the applicable portion of the Aggregate Consideration as set forth in this Agreement.

1.2 Closing; Actions at the Closing.

(a) The Closing shall take place at 10:00 a.m., Eastern time, simultaneous with the execution and delivery of this Agreement, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007,

unless another date, place or time is agreed to in writing by the Buyer and the Company. Upon the agreement of the parties, the Closing may take place remotely, via electronic exchange of documents.

(b) At the Closing:

(i) the Company and the Sellers shall deliver to the Buyer the following certificates, instruments and documents:

(A) an executed counterpart of the Escrow Agreement executed by the Escrow Agent and the Seller Representative;

(B) an executed counterpart of the Registration Rights Agreement executed by the applicable Seller;

(C) an executed copy of the Executive Employment Agreement executed by Stephen Hurly;

(D) the Acquired Company Financials;

(E) evidence, in form and substance reasonably satisfactory to Buyer, that (i) the Company has submitted to a vote of its shareholders, in a manner that satisfies the shareholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), which such vote shall establish the disqualified individual’s right to the payment or other compensation if approved by the Sellers, and (ii) the Company has obtained any required waivers or consents from the disqualified individual prior to the vote;

(F) evidence, in form and substance reasonably satisfactory to Buyer, that the Company has, at its own expense, (i) obtained all of the waivers, Permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Section 1.2(b)(i) of the Company Disclosure Schedule, and (ii) obtained all other waivers, Permits, consents, approvals, authorizations, registrations, filings and notices which are necessary for the consummation of the transactions contemplated by this Agreement or that are material to the conduct of the Company’s business; and

(G) such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents and certificates as to incumbency of officers and the adoption of authorization resolutions) as Buyer shall reasonably request in connection with the Closing;

(ii) the Buyer shall deliver to the Seller Representative and the Company the following certificates, instruments and documents:

(A) an executed counterpart of the Escrow Agreement executed by the Buyer;

(B) an executed counterpart of the Registration Rights Agreement executed by the Buyer and the applicable stockholders of Buyer;

(C) an executed counterpart of the Executive Employment Agreement executed by the Buyer; and

(D) such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and certificates as to incumbency of officers and the adoption of authorization resolutions) as the Company shall reasonably request in connection with the Closing;

(iii) the Buyer shall deliver to the Seller Representative, for distribution to the Sellers in accordance with the Closing Payment Certificate, either, at the Buyer’s option, (i) certificates representing a number of shares of Buyer Common Stock or (ii) shares of Buyer Common Stock issued in book entry, in each case equal to the Aggregate Closing Consideration, subject to Section 1.5 hereof; and

(iv) the Buyer shall deliver to the Escrow Agent a stock certificate representing the Escrow Amount.

1.3 Closing Payment Certificate; Closing Date Payments.

(a) The Company has delivered, prior to the date hereof: (i) the Closing Payment Certificate; (ii) a debt forgiveness agreement in form and substance reasonably satisfactory to the Buyer duly executed by each Person to whom any Indebtedness is (or at the Closing will be) owed by the Company or any Subsidiary, which shall include a complete release of the Company and each Subsidiary from all Liens, liabilities and other obligations with respect to such Indebtedness, effective upon the discharge of such Indebtedness at the Closing; and (iii) a certificate of the Secretary of the Company certifying resolutions duly adopted by the board of directors of the Company providing for the termination and cancellation of all outstanding Company Options, Company RSUs and Convertible Securities, in each case effective as of immediately prior to the Closing.

(b) Prior to the date hereof, the Seller Representative delivered to the Buyer a duly executed and effective confidentiality agreement in the form attached hereto as Exhibit D.

1.4 Escrow.

(a) At Closing, the Buyer will deliver to the Escrow Agent the Escrow Amount to be held in escrow pursuant to the Escrow Agreement and to be distributed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Account shall be held by the Escrow Agent and released by the Escrow Agent to the Buyer or the Seller Representative, as applicable, in accordance with the terms of this Agreement and the Escrow Agreement.

(b) Any Escrow Shares distributed pursuant to the Escrow Agreement for the benefit of the Sellers shall be distributed in accordance with the Escrow Agreement. A portion of such distributed amount equal to the Pro Rata Share that is represented by each Share shall be delivered by the Escrow Agent to the Seller Representative pursuant to the terms of the Escrow Agreement for distribution to the holder of such Share.

1.5 Exchange Procedures. The procedures for the purchase and sale of the Shares in connection with the transactions contemplated by this Agreement are as follows:

(a) Procedures. At or prior to the Closing, each Seller shall deliver, or the Company shall deliver on a Seller’s behalf, to the Buyer the Certificates evidencing the Shares owned by such Seller duly endorsed in blank or with stock powers duly executed by such Seller. The transfer of the Shares by the Sellers to the Buyer shall be deemed to occur as of the close of business on the Closing Date. Upon proper delivery of the Certificates to the Buyer, each Seller shall be entitled to receive in exchange therefor the applicable portion of the Aggregate Closing Consideration in respect of the Shares represented by such Certificate, as reflected on the Closing Date Allocation Schedule attached to the Closing Payment Certificate. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so delivered shall be transferable and be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of Buyer that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until delivered as contemplated by this Section 1.5(a), each Certificate shall be deemed at all times after the Closing to represent only the right to receive upon such delivery the applicable portion of the Aggregate Closing Consideration and the applicable portion of any Escrow Shares that become payable pursuant to this Agreement. Sellers shall not be entitled to receive any portion of the Aggregate Consideration to which they would otherwise be entitled until such Certificates are properly delivered.

(b) No Liability. To the extent permitted by applicable Law, none of the Buyer or the Company shall be liable to any Seller for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been exchanged prior to the fourth (4th) anniversary of the Closing Date (or immediately prior to such earlier date on which the related consideration payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Entity), any such consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and a customary indemnification of the Company and the Buyer in a form reasonably satisfactory to the Buyer by the Person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall pay in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Consideration payable in respect thereof pursuant to this Agreement. The Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d) No Fractional Shares. All payments hereunder in the form of shares of Buyer Common Stock, including the portion of the Aggregate Closing Consideration and any Escrow Shares, shall be made only in whole shares, and any fractional shares shall be rounded down to the nearest whole share.

(e) Affiliate Legends. Section 1.5(e) of the Company Disclosure Schedule sets forth a list of those Persons who are, in Company’s reasonable judgment, “affiliates” of Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company in connection with the Closing reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock.

1.6 Seller Representative.

(a) By their execution of this Agreement and the transfer and delivery of their Certificates, and/or their acceptance of any consideration pursuant to this Agreement the Sellers hereby irrevocably (subject only to Section 1.6(d)) appoint the Seller Representative as the representative, attorney-in-fact and agent of the Sellers in connection with the transactions contemplated by this Agreement and the Escrow Agreement and in any litigation or arbitration involving this Agreement or the Escrow Agreement. In connection therewith, the Seller Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i) act for some or all of the Sellers with regard to all matters pertaining to this Agreement or the Escrow Agreement;

(ii) act for the Sellers to transact matters of litigation with regard to all matters pertaining to this Agreement or the Escrow Agreement;

(iii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement, including delivering any update to or correction, amendment or modification of the Closing Date Allocation Schedule permitted by Section 1.8(a);

(iv) receive funds, make payments of funds, and give receipts for funds;

(v) do or refrain from doing, on behalf of the Sellers, any further act or deed that the Seller Representative deems necessary or appropriate in the Seller Representative’s discretion relating to the subject matter of this Agreement or the Escrow Agreement, in each case as fully and completely as the Sellers could do if personally present;

(vi) give and receive all notices required to be given or received by the Sellers under this Agreement or the Escrow Agreement;

(vii) give any written direction to the Escrow Agent on behalf of any Seller;

(viii) agree to, negotiate, enter into settlements and compromises and/or comply with arbitration awards and court orders with respect to claims for indemnification made by the Buyer under Article V; and

(ix) receive service of process in connection with any claims under this Agreement and/or the Escrow Agreement.

(b) All decisions and actions of the Seller Representative on behalf of the Sellers shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers. The Seller Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers. In taking any action as Seller Representative, the Seller Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Seller Representative reasonably believes to be authorized thereunto. The Seller Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Seller Representative shall not be liable to any Seller for anything done, omitted or suffered in good faith by the Seller Representative based on such advice. The Seller Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Seller Representative. The Seller Representative shall not have any liability to any of the Sellers for any act done or omitted hereunder as Seller Representative while acting in good faith. The Seller Representative shall be indemnified by the Sellers from and against any loss, liability or expense incurred in good faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder.

(d) In the event the Seller Representative becomes unable to perform the Seller Representative’s responsibilities hereunder or resigns from such position, the Sellers (acting by a written instrument signed by Sellers who held, as of immediately prior to the Closing, a majority (by voting power) of the then outstanding Company Shares) shall select another representative to fill the vacancy of the Seller Representative, and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement. The Seller Representative may be removed only upon delivery of written notice to the Buyer signed by Sellers who, as of immediately prior to the Closing, held a majority (by voting power) of the then outstanding Company Shares; provided that no such removal shall be effective until such time as a successor Seller Representative shall have been validly appointed hereunder. Any substituted representative shall provide the Buyer prompt written notice of any such representative, including his, her or its identity and address.

(e) For all purposes of this Agreement:

(i) the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to the settlement of any disputes or claims under this Agreement or the Escrow Agreement, or any other actions required or permitted to be taken by the Seller Representative hereunder, and no party hereunder or any Seller shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Seller Representative;

(ii) the provisions of this Section 1.6 are independent and severable, are irrevocable (subject only to Section 1.6(d)) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and

(iii) the provisions of this Section 1.6 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of each applicable Seller hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

1.7 Company Equity Awards; Convertible Securities. Prior to the Closing Date, the board of directors of the Company shall adopt the necessary resolutions, and the Company shall take all other actions, necessary to cause each unexercised, unconverted or unsettled, as the case may be, Company Option, Company RSU and Convertible Security outstanding as of immediately prior to the Closing to be terminated and cancelled without payment of any consideration.

1.8 Allocation Schedules; Payments of Escrow Shares.

(a) The Closing Date Allocation Schedule sets forth a true, correct and complete summary of the allocation of the amounts payable to the Sellers pursuant to this Agreement. The Company has delivered to the Buyer, prior to the date hereof, the Closing Date Allocation Schedule (attached as an exhibit to the Closing Payment Certificate). The Buyer shall be entitled to rely conclusively on the Closing Date Allocation Schedule, and, as between the Sellers, on the one hand, and the Buyer, on the other hand, any amounts delivered by the Buyer to any Seller (or delivered by the Buyer for delivery) in accordance with the Closing Date Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Seller in full satisfaction of the obligations of the Buyer under this Article I.

(b) The portion of any Escrow Shares payable pursuant to this Agreement shall be paid by the Buyer to the Seller Representative for the benefit of the Sellers.

(c) The parties understand and agree that (i) the Sellers have no rights as a security holder of the Buyer as a result of their right to receive the Escrow Shares, (ii) without limiting the generality of Section 8.6, no right to receive any Escrow Shares may be assigned or otherwise transferred without the prior written consent of the Buyer and any purported assignment or transfer in the absence of such consent shall be null and void ab initio, and (iii) no interest is payable as additional consideration with respect to any of the Escrow Shares.

1.9 Contingent Payments.

(a) Milestone Payments. Buyer shall notify Seller Representative within three (3) Business Days of Buyer becoming aware that a First Sale has been achieved. Buyer shall require each other member of the Buyer Rights Group to notify the Buyer promptly of the achievement of any First Sale. The Sellers shall be entitled to receive from Buyer payments of additional cash amounts based on the following:

(i) First European Sale Payment. Within twenty (20) Business Days following (A) the achievement of the First European Sale and (B) Buyer’s receipt of an invoice from the Seller Representative in respect thereof, Buyer shall pay to the Seller Representative, for the benefit of the Sellers, a one-time cash payment of an amount equal to $7,000,000.

(ii) First U.S. Sale Payment. Within twenty (20) Business Days following (A) the achievement of the First U.S. Sale and (B) Buyer’s receipt of an invoice from the Seller Representative in respect thereof, Buyer shall pay to the Seller Representative, for the benefit of the Sellers, a one-time cash payment of an amount equal to $12,500,000.

(iii) First JP Sale Payment. Within twenty (20) Business Days following (A) the achievement of the First JP Sale and (B) Buyer’s receipt of an invoice from the Seller Representative in respect thereof, Buyer shall pay to the Seller Representative, for the benefit of the Sellers, a one-time cash payment of an amount equal to $3,000,000.

(iv) For the avoidance of doubt, no payment under clause (i), (ii) or (iii) above shall be paid more than once and in no event shall the Buyer pay or otherwise owe any amounts in excess of $22,500,000 in the aggregate pursuant to this Section 1.9(a).

(b) Earn-Out Payments.

(i) Buyer shall pay to the Seller Representative, for the benefit of the Sellers, quarterly payments equal to two percent (2%) of Net Sales during the applicable Earn-Out Period(s) (each, an “Earn-Out Payment”). Each Earn-Out Payment, if due, shall be paid within ninety (90) calendar days after the end of the calendar quarter in which the applicable Net Sales occur.

(ii) Each Earn-Out Payment shall be accompanied by a written report from the Buyer to the Seller Representative supporting the amount of such Earn-Out Payment. Each such written report shall provide the following information (to the extent available to Buyer) with respect to the applicable quarterly period: (A) the total gross sales of the Product for such quarterly period by Selling Parties on a country-by-country basis, (B) the calculation of Net Sales for such quarterly period, including deductions therefrom (on a country-by-country basis) and any relevant currency conversion, and (C) a calculation of the amount of the Earn-Out Payment due with respect to such Net Sales for such quarterly period pursuant to this Section 1.9(b).

(c) Methods of Payments; Foreign Currency. All Contingent Payments shall be paid in U.S. dollars by wire transfer to an account designated in writing by the Seller Representative. All Contingent Payments denominated in any currency other than U.S. dollars shall be converted into U.S. dollars in accordance with the Buyer’s or the applicable Selling Party’s then-current accounting practices consistently applied across its products in the applicable country, territory or region.

(d) Accounting.

(i) Buyer shall, and shall require the other Selling Parties to, keep full, clear and accurate records for a period that need not exceed three (3) years after the relevant Earn-Out Payment is owed pursuant to Section 1.9(b), in each case in sufficient detail to enable the calculation of the applicable Earn-Out Payments. Buyer shall, and shall require the other Selling Parties to, upon not less than sixty (60) calendar days’ prior written notice from the Seller Representative, permit all such books and records relating to such three (3) year period to be examined by an independent accounting firm that (A) is selected by the Seller Representative, (B) is reasonably acceptable to Buyer and, if applicable, such Selling Party and (C) enters into a customary confidentiality agreement with Buyer and, if applicable, such Selling Party, for the purpose of verifying the reports provided by Buyer under Section 1.9(b)(ii). Such audit shall not be performed more frequently than once per calendar year, shall not include an audit of any books and records that were previously audited pursuant to this Section 1.9(d) and shall be conducted under appropriate confidentiality provisions for the sole purpose of verifying the accuracy and completeness of the underlying data from which the Earn-Out Payments are calculated and the calculation of Earn-Out Payments.

(ii) In the event that such audit concludes that any Earn-Out Payment was underpaid or overpaid, the Seller Representative or the Buyer, respectively, shall be entitled to deliver a written notice thereof (a “Dispute Notice”), in which case the Seller Representative and the Buyer shall, for a period of not less than thirty (30) days after delivery of the Dispute Notice, attempt in good faith to resolve the items in dispute. In the event no agreement can be reached by the Seller Representative and the Buyer as to the calculation of the applicable Earn-Out Payment within thirty (30) days after delivery of a Dispute Notice, then each of the Buyer and the Seller Representative, on behalf of the Sellers, shall have the right to pursue applicable legal remedies.

(iii) Any examination or audit pursuant to Section 1.9(d)(i) or Section 1.9(d)(ii) shall be at the expense of the Seller Representative, except in the event that the Seller Representative and the Buyer agree, or it is finally determined pursuant to the dispute resolution procedures set forth in this Section 1.9(d), that there was an underpayment of the Earn-Out Payments of five percent (5%) or more over the period being audited, in which case the reasonable audit fees charged by the independent accounting firm for such examination shall be paid by Buyer. The amount of any underpayment in any Earn-Out Payment for any audited period shall be paid by Buyer to the Seller Representative (for distribution to the Sellers) within twenty (20) Business Days following the agreement by the Seller Representative and the Buyer to the amount of such underpayment, or the determination of such underpayment by such dispute resolution mechanism. The amount of any overpayment in any Earn-Out Payment for any audited period shall be paid to the Buyer by the Seller Representative within twenty (20) Business Days following the agreement by the Seller Representative and the Buyer to the amount of such overpayment, or the determination of such overpayment by such dispute resolution mechanism.

(e) Late Payments. All Contingent Payments that are not paid within the applicable time period set forth herein shall accrue interest at the rate of three percent (3%) above the then-applicable London Interbank Offered Rate as quoted in the Wall Street Journal, or, if lower, the highest rate permitted under applicable law.

(f) Diligence.

(i) During the Development Diligence Period, the Buyer shall, and shall cause the other members of the Buyer Rights Group to, use Commercially Reasonable Efforts to achieve Marketing Authorization in countries throughout the world.

(ii) During the applicable Earn-Out Period with respect to each Major Country, China or Canada, the Buyer shall, and shall cause the other members of the Buyer Rights Group to, use Commercially Reasonable Efforts to commercialize the Product in such Major Country, China or Canada, respectively.

(iii) During the Development Diligence Period, the Buyer shall keep the Seller Representative informed of its progress through the annual provision of a written report summarizing the progress of the development of the Product in countries throughout the world, provided within thirty (30) days after the end of each calendar year.

(iv) During the applicable Earn-Out Period in each Major Country, China or Canada, as applicable, the Buyer shall keep the Seller Representative informed of its progress through the annual provision of a written report summarizing the progress of the development and commercialization of the Product in each Major Country, China and Canada, respectively, provided within thirty (30) days after the end of each calendar year.

(v) If the Seller Representative believes that Buyer is not devoting Commercially Reasonable Efforts for the Product in any country in accordance with Section 1.9(f)(i) or Section 1.9(f)(ii), the Seller Representative will notify Buyer in writing detailing its specific concerns, and the Seller Representative and a representative of the Buyer with knowledge of the development or commercialization (as the case may be) of the Product will meet within twenty (20) Business Days of such written notice to discuss such concerns.

(g) Miscellaneous. The rights and obligations of each Seller under this Section 1.9, including the right to receive payments, (i) are purely contractual rights and not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) do not give Sellers any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Buyer’s equity securities and (iv) are not transferrable, assignable or redeemable; provided that a Seller may transfer its rights and obligations under this Section 1.9 to a Permitted Transferee.

(h) Certain Definitions. As used in this Section 1.9, the following terms shall have the meanings ascribed to them below:

“API” shall mean a single chain anti-EpCAM fragment fused with Pseudomonas exotoxin and based on the Company’s Targeted Protein Therapeutics platform.

“Biosimilar Product” shall mean, with respect to a country and a Product, a product that (a) is not produced, licensed or owned by the Buyer or any of its Affiliates, (b) is, according to the relevant Government Entity responsibility for Marketing Authorization for such country (a “Regulatory Authority”), highly similar with respect to such Product, notwithstanding minor differences in clinically inactive components, and with no meaningful differences between the Biosimilar Product and such Product in terms of the efficacy, safety, purity and potency of the product, (c) is approved through an abbreviated regulatory pathway and (d) has the same amino acid sequence as the API in the Product. For countries or jurisdictions where no explicit biosimilar regulations exist, a Biosimilar Product means any product that (i) has been deemed to be a biosimilar to such Product by a Governmental Entity with the relevant authority in another country or jurisdiction or (ii) has the same amino acid sequence as the API in the Product.

“Buyer Rights Group” shall mean (a) the Buyer, (b) any Affiliate of the Buyer, (c) any Third Party with which the Buyer or any Affiliate of the Buyer has a contract or agreement granting such Third Party a license to develop, distribute or sell the Product (such Third Party, a “Sublicensee”, and such contract or agreement, a “Sublicense Agreement”), (d) any Third Party, other than a Sublicensee, with which the Buyer or any Affiliate of the Buyer has a contract or agreement granting such Third Party the right to develop, distribute or sell the Product (such Third Party, a “Subcontractor”, and such contract or agreement, a “Subcontract Agreement”), and (e) any successor or assign of any Person described above with respect to such Person’s interest in the Product.

“Combination Product” shall mean any Product that contains the API and a therapeutically active biologic or chemical molecule that is not the API, either packaged together or in the same formulation, which are sold and labeled for use as a single unit.

“Commercially Reasonable Efforts” shall mean the level of efforts and resources which would be used by the Buyer with regard to the development of pharmaceutical products of similar market and profit potential at a similar stage in development or product lifecycle, taking into consideration the safety and efficacy of the product, anticipated or approved labeling for the product, the risks inherent in the development and commercialization of the product, the product’s competitiveness compared to alternative products in the marketplace, the proprietary position of the product (including scope and duration of relevant patents), the regulatory status of the product, whether the product is subject to a clinical hold, recall or market withdrawal, the likelihood of receipt of Marketing Authorization in a particular jurisdiction, the anticipated profitability of the product (including the amounts payable to licensors of patents or other intellectual property rights necessary to sell the product in the relevant market) and other relevant factors commonly considered by the Buyer and its Affiliates in connection with comparable products. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular product and the level of effort may be different for different markets, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the product and the market involved. It is understood that a delay or cessation of efforts to develop or commercialize a product may be consistent with Commercially Reasonable Efforts.

“Development Diligence Period” shall mean the period following the Closing and continuing until the seventh anniversary of the Closing Date.

“Earn-Out Period” shall mean, with respect to a country (the “Sales Country”), the period beginning on the date of first sale by a member of the Buyer Rights Group of a Product in such Sales Country or its territories or possessions after the receipt of Marketing Authorization for such Product in such Sales Country or its territories or possessions and continuing until the earlier of (a) December 31, 2033 and (b) fifteen (15) years after the first sale in such Sales Country; provided, however, that if, at any time on after the tenth anniversary of the first occurrence of a First Sale in any of the Major Countries, there is a Biosimilar Product on the market in the applicable Sales Country, the Earn-Out Period with respect to such Sales Country (if then in effect) shall end.

“First European Sale” means the first sale by a member of the Buyer Rights Group of a Product in any Major European Country or its territories or possessions after the receipt of Marketing Authorization for such Product in such country or its territories or possessions.

“First JP Sale” means the first sale by a member of the Buyer Rights Group of a Product in Japan or its territories or possessions after the receipt of Marketing Authorization for such Product in Japan or its territories or possessions.

“First Sale” means any of the First European Sale, the First JP Sale or the First U.S. Sale.

“First U.S. Sale” means the first sale by a member of the Buyer Rights Group of a Product in the United States or its territories or possessions after the receipt of Marketing Authorization for such Product in the United States or its territories or possessions.

“Major Country” means any of Japan, any Major European Country or the United States.

“Major European Country” means France, Germany, Italy, Spain or the United Kingdom.

“Marketing Authorization” means, with respect to a country, the regulatory authorization required to market and sell a biologic in such country.

“Net Sales” means, subject to clause (d) below, with respect to sales of a Product by a member of the Buyer Rights Group determined in accordance with clause (a), (b) or (c) below, as applicable:

(a) Sublicensee Net Sales Definition. For sales of Product by a Sublicensee to a Third Party that is not a member of the Buyer Rights Group where, pursuant to the applicable Sublicense Agreement, the Buyer (or its Affiliate) is receiving a percentage of “net sales” of such Product as compensation for such sales, then Net Sales for such sales means either (i) the definition of “net sales” of such Product as set forth in such Sublicense Agreement or (ii) the definition of Net Sales set forth in clause (c), whichever definition is expected to result in the higher “net sales” figure.

(b) Subcontractor Net Sales Definition. For sales of Product by a Subcontractor to a Third Party that is not a member of the Buyer Rights Group where, pursuant to the applicable Subcontractor Agreement, the Buyer (or its Affiliate) is receiving a percentage of “net sales” of such Product as compensation for such sales, then Net Sales for such sales means either (i) the definition of “net sales” of such Product as set forth in such Subcontractor Agreement or (ii) the definition of Net Sales set forth in clause (c), whichever definition is expected to result in the higher “net sales” figure.

(c) Direct Sales Net Sales Definition. For sales of Product (i) directly by the Buyer or any of its Affiliates to a Third Party that is not a member of the Buyer Rights Group, (ii) by a Sublicensee to a Third Party that is not a member of the Buyer Rights Group and where, pursuant to the applicable Sublicense Agreement, neither the Buyer nor any of its Affiliates is receiving a percentage of “net sales” of such Product as compensation for such sales, (iii) by a Subcontractor to a Third Party that is not a member of the Buyer Rights Group and where, pursuant to the applicable Subcontractor Agreement, neither the Buyer nor any of its Affiliates is receiving a percentage of “net sales” of such Product as compensation for such sales, or (iv) for purposes of determining Net Sales in accordance with clause (a)(ii) or (b)(ii) above, then Net Sales shall have the meaning set forth in this clause (c): the aggregate gross amount invoiced for the Product sold by the applicable Selling Party, in finished product form, packaged and labeled for sale, to a Third Party (other than any member of the Buyer Rights Group), less the following deductions allowed to such Third Party by the Selling Party (only to the extent invoiced and actually taken by such Third Party), or otherwise incurred or accrued but not reimbursed, on such sales for:

(A) trade, cash and/or quantity discounts actually allowed which are not already reflected in the amount invoiced;

(B) government mandated fees, rebates or discounts, including health care reform fees proportionally allocated to the Product (and Combination Products), on the one hand, and other products, on the other hand, of the Selling Party and its Affiliates;

(C) credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions, billing corrections or bad debts;

(D) rebates, returns, refunds, fees, credits, allowances and charge backs, including those granted to managed care organization, wholesaler, distributor, buying group, health care insurance carrier, chain pharmaceutical, mass merchandiser, staff model HMO, pharmacy benefit manager and hospital buying group/group purchasing organization administration fees, proportionally allocated to the Product (and Combination Products), on the one hand, and other products, on the other hand, of the Selling Party and its Affiliates;

(E) excise taxes, sales taxes, value-added taxes, other consumption taxes, any other similar taxes and custom duties to the extent such taxes are remitted to the applicable taxing authority and to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; and

(F) freight, insurance and other transportation charges to the extent included in the invoice price and separately identified on the invoice or other documentation maintained in the ordinary course of business;

each of the above, as determined in accordance with GAAP or International Financial Reporting Standards.

Any amounts deductible in connection with the calculation of Net Sales hereunder shall not be deducted more than once, even if such amounts may fall into more than one of the categories described in subsections (A) through (F) above.

In the event that non-monetary consideration is received for any Product, Net Sales will be calculated based on the average price charged for such Product during the preceding calendar year, or in the absence of such sales, the fair market value of the Product, as determined by the Selling Party in good faith.

(d) Clauses (a), (b) and (c) above are each subject to the provisions of this clause (d):

Sales between or among members of the Buyer Rights Group shall be excluded from the computation of Net Sales and no payments will be payable on such sales.

Notwithstanding the foregoing, any transfer of the Product for use in clinical trials or compassionate, indigent patient or similar uses where the Product is provided without charge or at or below cost (w) for a clinical trial, (x) for a patient assistance program, (y) to a not-for-profit foundation or (z) as samples, will not be included in Net Sales.

Notwithstanding the foregoing, in the event that a Product is sold as a Combination Product (a “Combination Sale”), the Net Sales amount for such Product sold in such a Combination Sale shall be determined as follows:

(I) Except as provided below, the Net Sales amount for a Combination Sale in a particular country in a particular quarter shall be calculated by multiplying the Net Sales of such Combination Product in such country in such quarter (the “Combination Sale Amount”) by the fraction A/(A+B), where “A” is the average Net Sales price of the API included in such Combination Product if sold separately by a Buyer Rights Group member in similar quantities in finished form as a separate product in such country in such quarter, and “B” is the average net sales price (determined in accordance with this Net Sales definition applicable to sales of Products which are not Combination Sales) of all other therapeutically active compounds (other than the API) included in such Combination Product if sold separately by a Buyer Rights Group member in similar quantities in finished form as a separate product(s) in such country in such quarter.

(II) In the event that a member of the Buyer Rights Group sells the API included in such Combination Sale in finished form as a separate product in such country in such quarter, but does not separately sell in finished form as a separate product all of the other therapeutically active compounds (other than the API) included in such Combination Product in such country in such quarter, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Combination Sale Amount by the fraction A/C where “A” is defined above, and “C” is the average Net Sales price of such Combination Product when sold by a Buyer Rights Group member in finished form as a separate product in such country in such quarter.

(III) In the event that no member of the Buyer Rights Group sells the API included in a Combination Sale in finished form as a separate product in such country where such Combination Sale occurs in such quarter, but a member of the Buyer Rights Group does separately sell all of the other therapeutically active components included in the Combination Sale in finished form as a separate product(s) in such country in such quarter, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Combination Sale Amount by the fraction (C-B)/C, where “C” is defined above, and “B” is defined above.

(IV) If the calculation of Net Sales resulting from a Combination Sale in a country in a quarter cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be calculated in a manner determined by the Buyer or Selling Party in good faith based upon the relative value of the therapeutically active compounds (including the API) included in such Combination Product and the Buyer shall notify the Seller Representative of such determination and provide the Seller Representative with data to support such determination.

“Permitted Transfer” means, with respect to a Seller, (i) a transfer (upon the death of such Seller) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which such Seller and/or family members of such Seller are beneficiaries; (iii) a transfer made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if such Seller is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Permitted Transferee” means a person to whom the rights and obligations of a Seller under this Section 1.9 are transferred pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Product” means the biologic product currently identified by the brand name “Vicinium”, or any variant or derivative thereof that contains the API, but not including the biologic product currently identified by the brand name “Proxinium”.

“Selling Party” means a member of the Buyer Rights Group making a particular sale of a Product.

“Third Party” means any entity other than Buyer or the Company or an Affiliate of Buyer or the Company.

1.10 Withholding Rights. The Buyer, the Company and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, including payments made under the Escrow Agreement, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Sellers and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

1.11 Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, each of the Sellers shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares owned by such Seller, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company and the Subsidiaries, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to the Buyer that, except as set forth in the Company Disclosure Schedule, the statements contained in this Article II are true and correct with respect to the applicable Seller as of the date of this Agreement and will be true and correct with respect to such Seller as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

2.1 Organization, Standing and Corporate Power. To the extent any Seller is an entity, (a) the Seller is a corporation or other entity duly organized, validly existing and is in good standing, including with respect to Tax Law, under the Laws of the jurisdiction of its formation, (b) the Seller is duly qualified to conduct business and is in good standing, including with respect to Tax Law, under the Laws of each jurisdiction in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification, (c) the Seller has made available to the Buyer complete and accurate copies of its Organizational Documents, (d) the Seller is not in default under or in violation of any provision of its Organizational Documents, and (e) the Seller has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

2.2 Authority; No Conflict; Required Filings and Consents.

(a) The Seller has all requisite power and authority (corporate and other) and capacity (in the case of individuals) to execute and deliver this Agreement and the Ancillary Agreements and to perform the Seller’s obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements and the performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Seller. This Agreement and the Ancillary Agreements have been or will be as of the Closing Date duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer, the other Sellers, the Seller Representative and any other party thereto, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Seller, each as amended or restated to date, (ii) require on the part of the Seller any notice to or filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, Permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the assets of the Seller are subject, (iv) result in the imposition of any Lien upon any assets of the Seller or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its respective properties or assets, except in the case of the foregoing clauses (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not been and would not reasonably be expected to prohibit or materially delay the ability of the Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(c) No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement. Section 2.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties (including Governmental Entities), and all filings and notices, that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

2.3 Ownership of Stock. The Seller holds legally, beneficially and of record all of the Seller’s Shares as set forth on Section 3.2(b) of the Company Disclosure Schedule, free and clear of any Liens (other than restrictions on transfer arising under applicable securities Laws). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Shares. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and marketable title to all Shares owned by the Seller, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws).

2.4 Litigation. There is no Legal Proceeding (excluding, for this purpose, inquiries and investigations from the definition of such term) pending and, to the knowledge of the Seller, there is no Legal Proceeding (including, for this purpose, investigations and inquiries in the definition of such term) threatened with respect to, against or affecting the Seller that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith or that could reasonably be expected to have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement or to perform his, her or its obligations hereunder.

2.5 Purchase for Own Account; Sophistication. The Seller acknowledges and agrees that the shares of Buyer Common Stock to be acquired by the Seller pursuant to this Agreement will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller acknowledges and agrees that the Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to any of the shares of Buyer Common Stock to be received by it pursuant to this Agreement. The Seller represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of owning the shares of Buyer Common Stock to be received by it pursuant to this Agreement. The Seller has the ability to bear the economic risk of the investment in shares of Buyer Common Stock, including complete loss of such investment.

2.6 Access to Information. The Seller acknowledges that (a) it has been afforded (i) access to information about each of the Company and the Buyer, respectively, and their respective financial conditions, results of operations, businesses, properties and prospects sufficient to enable the Seller to evaluate its investment in Buyer Common Stock; and (ii) the opportunity to obtain such additional information that the other party possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in Buyer Common Stock and any such additional information has been provided to the Seller’s reasonable satisfaction, and (b) it has sought such professional advice as it has considered necessary to make an informed decision with respect to its acquisition of the Buyer Common Stock. Except to the extent expressly provided for in this Agreement, the Seller hereby agrees that neither Buyer nor any of its Affiliates will have or be subject to any liability or indemnification obligation to the Seller or to any other person resulting from the issuance of shares of Buyer Common Stock to the Sellers. For the avoidance of doubt, nothing in this Section 2.6 shall limit or restrict any Seller’s right to bring a claim for indemnification against the Buyer arising out of a breach of any representation or warranty of the Buyer contained in Article IV of this Agreement.

2.7 Restricted Securities; Legends.

(a) The Seller understands that the shares of Buyer Common Stock to be received by it in connection with the transactions contemplated by this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations and warranties as expressed herein. The Seller understands that such shares of Buyer Common Stock will be “restricted securities” under applicable securities Laws and that, pursuant to these Laws, the Seller must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b) The Seller understands that the shares of Buyer Common Stock to be received by it in connection with the transactions contemplated by this Agreement may be notated with one or more of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”; and

(ii) any legend required by applicable securities Laws to the extent such Laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

2.8 Accredited Investor; Regulation S. Except as set forth on Schedule 2.8 to this Agreement, each Seller either is (a) an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) or (b) not a “U.S. person” within the meaning of Rule 902 of Regulation S of the Securities Act and is not acquiring Buyer Common Stock pursuant to this Agreement for the account or benefit of any U.S. Person within the meaning of Rule 902 of Regulation S of the Securities Act (each such Seller, a “Regulation S Seller”).

2.9 Brokers. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.10 Convertible Securities; Indebtedness. To the extent the Seller holds or held any Convertible Securities or any other Indebtedness of the Company prior to the Closing, such Seller has, on or prior to the date hereof, executed a debt forgiveness agreement with the Company with respect to such Convertible Securities and/or Indebtedness, which debt forgiveness agreement provides that (a) all such Convertible Securities and/or Indebtedness and related instruments have been terminated and cancelled, (b) all Liens (and guarantees), if any, in connection therewith relating to the assets, rights and/or properties of the Company securing such Convertible Securities and/or Indebtedness have been released and terminated and (c) all obligations of the Company in respect of such Convertible Securities and/or Indebtedness have been discharged in full.

2.11 Residency. The Seller is not a non-resident of Canada within the meaning of the Tax Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Company Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and Tax good standing under the Laws of the jurisdiction of its incorporation. The Company is duly qualified to conduct business and is in corporate and Tax good standing under the Laws of each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of its Organizational Documents. The Company is not in default under or in violation of any provision of its Organizational Documents.

3.2 Capitalization.

(a) The authorized capital of the Company consists of an unlimited number of Company Common Shares and an unlimited number of Company Preferred Shares. As of the date of this Agreement, there are (i) 14,564,445 Company Common Shares and no Company Preferred Shares outstanding and (ii) no Company Shares held in treasury.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of the Company Shares, showing the number of Company Common Shares held by each shareholder. Section 3.2(b) of the Company Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding Company Shares have been and on the Closing Date will be duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights and Liens. All of the issued and outstanding Company Shares have been offered, issued and sold by the Company in material compliance with all applicable Laws, including applicable securities Laws. The Company is a “private issuer” for purposes of National Instrument 45-106.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Share Plans, indicating for each Company Share Plan the number of shares of Company Share issued to date under such Company Share Plan, the number of Company Shares subject to outstanding options under such Company Share Plan and the number of Company Shares reserved for future issuance under such Company Share Plan; (ii) all holders of outstanding Company Options, indicating with respect to each Company Option the Company Share Plan under which it was granted, the number of Company Shares subject to such Company Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of Company RSUs, indicating with respect to each Company RSU, the Company Share Plan under which it was granted, the number of shares in the capital of the Company, and the class or series of such shares, subject to such Company RSU, the date of issuance, the expiration date and any other material terms thereof. The Company has provided to the Buyer complete and accurate copies of all Company Share Plans, forms of all stock option agreements evidencing Company Options and all agreements evidencing Company RSUs. All of the shares in the capital of the Company subject to Company Options and Company RSUs will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights and Liens.

(d) Except as set forth in Section 3.2(c) or Section 3.2(d) of the Company Disclosure Schedule, (i) there are no Equity Interests of any class of the Company, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of the Company any evidences of Indebtedness or assets of the

Company, and (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof. Except as set forth in this Section 3.2, as of the date of this Agreement, the Company does not have any outstanding equity compensation or equity-based compensation.

(e) There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the shares in the capital of the Company.

(f) The Closing Date Allocation Schedule sets forth a true, correct and complete summary of the allocation of the amounts payable to the Sellers pursuant to this Agreement. The allocation of payments set forth on the Closing Date Allocation Schedule complies with the terms of the Company’s Organizational Documents, the Company Shares, the Company Options, the Company RSUs and the Company Share Plans.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and Tax good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and Tax good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, the Company. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the Organizational Documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its Organizational Documents. All of the issued and outstanding shares in the capital of each Subsidiary are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under applicable securities Laws), claims, Liens, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any shares in the capital of any Subsidiary. There are no forms of equity or equity-based compensation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares in the capital of any Subsidiary.

(c) The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to providing funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company and the Sellers. This Agreement and the Ancillary Agreements have been or will be as of the Closing Date duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery by the Buyer, constitutes or will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery by the Company or the Sellers of this Agreement or the Ancillary Agreements, nor the performance by the Company or the Sellers of their respective obligations hereunder or thereunder, nor the consummation by the Company or the Sellers of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Company, each as amended or restated to date, or the Organizational Documents of any Subsidiary, each as amended or restated to date, (ii) require on the part of the Company or any Subsidiary any notice to or filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, Permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (iv) result in the imposition of any Lien upon any assets of the Company or any Subsidiary or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets, except in the case of the foregoing clauses (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not been and would not reasonably be expected to result in, the loss of a material right or in a material liability of the Company and the Subsidiaries, taken as a whole.

(c) No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement.

3.5 Financial Statements.

(a) The Company has provided to the Buyer the Company Financial Statements. The Company Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Company Financial Statements referred to in clause (b) of the definition of the “Company Financial Statements” are subject to normal recurring adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b) Each of the Company Financial Statements (with the exception of the trial balances in clause (c) of the definition of the “Company Financial Statements”) fairly presents in all material respects the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent in all material respects with the books and records of the Company and the Subsidiaries.

(c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) The Company maintains disclosure controls and procedures that are effective in all material respects to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements. Section 3.5(d) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(e) Section 3.5(e) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary. Section 3.5(e) of the Company Disclosure Schedule lists all non-audit services performed by the Company’s auditors for the Company or any Subsidiary.

(f) Neither the Company nor any Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or any Subsidiary. Section 3.5(f) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by the Company or any Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

(g) PricewaterhouseCoopers LLP, the Company’s current auditor, is and has been at all times since its engagement by the Company in 2014 (i) “independent” with respect to the Company and the Subsidiaries within the meaning of Regulation S-X and (ii) in compliance in all material respects with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

3.6 Absence of Certain Changes. Since December 31, 2015, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, (b) the Company and the Subsidiaries have conducted their businesses in the Ordinary Course of Business and (c) neither the Company nor any Subsidiary has taken any of the following actions:

(i) issued or sold any shares or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such shares or other securities (except pursuant to the exercise or conversion of shares of Company Options, Company RSUs or Convertible Securities outstanding on the date hereof, in each case solely to the extent reflected on the Closing Date Allocation Schedule), or amended any of the terms of (including the vesting of) any Company Options, Company RSUs or restricted stock agreements, or repurchase or redeem any shares or other securities of the Company;

(ii) split, combined or reclassified any shares; or declared, set aside or paid any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the shares in its capital;

(iii) created, incurred or assumed any Indebtedness; assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or made any loans, advances or capital contributions to, or investments in, any other Person;

(iv) hired any new officers or, except in the Ordinary Course of Business, any new employees or consultants;

(v) except as required to comply with applicable Law or pursuant to agreements, plans or arrangements existing on the date hereof and disclosed in Section 3.6(c)(v) of the Company Disclosure Schedule, (i) adopted, entered into, terminated or amended any employment or severance plan, agreement or arrangement, any Company Plan or any collective bargaining agreement, (ii) increased the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amended or accelerated the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options, (iv) paid any material benefit not provided for as of the date of this Agreement under any Company Plan, (v) granted any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity or equity-based compensation, or removed existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) taken any action (other than in the Ordinary Course of Business) to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(vi) acquired, sold, leased, licensed or disposed of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than sales of assets to customers in the Ordinary Course of Business;

(vii) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Lien;

(viii) discharged or satisfied any Lien or paid any obligation or liability other than in the Ordinary Course of Business;

(ix) amended its Organizational Documents;

(x) sold, assigned, transferred, licensed or sublicensed any Company Intellectual Property;

(xi) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(xii) made or changed any Tax election, changed an annual accounting period, file any amended Tax Return, entered into any closing agreement, waived or extended any statute of limitations with respect to Taxes, settled or compromised any Tax liability, claim or assessment, surrendered any right to claim a refund of Taxes or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xiii) entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.11(b), Section 3.12 or Section 3.13 of the Company Disclosure Schedule;

(xiv) instituted or settled any Legal Proceeding;

(xv) suspended any clinical trials sponsored by the Company or any Subsidiary or involving any products marketed or in development by the Company or any Subsidiary;

(xvi) failed to take any action necessary to preserve the validity of any Company Intellectual Property or Permit; or

(xvii) agreed in writing or otherwise to take any of the foregoing actions

3.7 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability (whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether known or, to the extent the amount of such liabilities do not exceed, individually or in the aggregate, $100,000, unknown), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 3.7 of the Company Disclosure Schedule, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

3.8 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries and have been maintained in accordance with good business and bookkeeping practices. Section 3.8 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of Persons having signature authority with respect thereto or access thereto.

3.9 Tax Matters.

(a) Each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of the Company and each Subsidiary (i) for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most

Recent Balance Sheet and (ii) for Tax periods through the Closing Date, will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business.

(b) All material Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of the Company and any Subsidiary has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any Company Employee, independent contractor, creditor, or other third party.

(c) Neither the Company nor any Subsidiary is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. Neither the Company nor any Subsidiary (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(d) The Company made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company or any Subsidiary.

(e) No examination or audit or other action of or relating to any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed or assessed in writing by any Governmental Entity that have not been finally settled. Neither the Company nor any Subsidiary has been informed in writing by any jurisdiction in which the Company or any Subsidiary does not file a Tax Return that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f) [Intentionally deleted.]

(g) None of the assets of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(h) Neither the Company nor any Subsidiary will be required to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date that is attributable to income economically realized in any period (or portion thereof) ending on or before the Closing Date or has claimed in a period (or portion thereof) ending on or before the Closing Date an item of deduction economically attributable to any period (or portion thereof) ending after the Closing Date, including as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(i) Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j) There are no Liens with respect to Taxes upon any of the assets of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(k) Section 3.9(k) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind in writing requesting information relating to the Company’s or any Subsidiary’s nexus with such jurisdiction. Section 3.9(k) of the Company Disclosure Schedule lists all Tax Returns (and their respective due dates without regard to extensions) required to be filed by the Company or any Subsidiary for periods beginning before the Closing Date that will not be filed on or before the Closing Date.

(l) Neither the Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is, or is a shareholder of, a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is, or is a shareholder in, a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m) All related party transactions involving the Company or any Subsidiary have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law. Each of the Company and the Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(n) Other than the United States permanent establishment of Viventia Bio USA Inc., neither the Company nor any Subsidiary has or has had a permanent establishment in any country (other than its country of incorporation) as defined in any applicable Tax treaty or convention between its country of incorporation and another country.

(o) Neither the Company nor any Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Law. Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns or has substantial authority for all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(p) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(q) All research and development investment tax credits (“ITCs”) were claimed by the Company and each Subsidiary in accordance with the Tax Act and the relevant provincial Tax Laws and the Company and each Subsidiary satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by the Company and each Subsidiary in any taxation year were claimed in accordance with the Tax Act and the relevant provincial Tax Laws and the Company and each Subsidiary satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

(r) There are no circumstances existing which could result in the application of sections 80 to 80.04 of the Tax Act to the Company or any Subsidiary, including the consummation of the transactions contemplated in this Agreement.

3.10 Assets.

(a) The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Liens. The Company and each Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, which tangible assets are reflected in the Company Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 3.10(b) of the Company Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.

(c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in all material respects.

(d) The Shares do not derive, and have not derived at any particular time during the 60 months before Closing, directly or indirectly, more than fifty percent (50%) of their fair market value from one or any combination of (i) real or immovable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties; or (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists, as such terms are defined for purposes of the definition of “taxable Canadian property” in subsection 248(1) of the Tax Act.

3.11 Owned and Leased Real Property.

(a) Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

(b) Section 3.11(b) of the Company Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. Neither the Company nor any Subsidiary occupies any space other than pursuant to a Lease. With respect to each Lease:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, subject to the Bankruptcy and Equity Exception;

(ii) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Bankruptcy and Equity Exception;

(iii) none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party, is, in any material respect, in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease; and, to the Company’s Knowledge, no event has occurred that would give rise to a termination right under such Lease;

(iv) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(v) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered any material interest in the leasehold or subleasehold;

(vi) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the present operation of said facilities;

(vii) to the Knowledge of the Company, there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto;

(viii) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;

(ix) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal or expansion of the Lease; and

(x) the Company Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.

3.12 Intellectual Property.

(a) The Company and the Subsidiaries own, license or otherwise possess legally enforceable rights to use all material Intellectual Property used or necessary to conduct the business of the Company and the Subsidiaries as currently conducted, or that would be used or necessary as such business is currently proposed to be conducted (excluding currently-available, off-the-shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses).

(b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or any of the Subsidiaries that is material to the business of the Company and the Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by the Company or any of the Subsidiaries, but excluding generally commercially available software programs (such Intellectual Property, the “Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which Company or any of the Subsidiaries is a party and pursuant to which the Company or any of the Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by the Company or any of the Subsidiaries, but excluding generally commercially available software programs (such Intellectual Property, the “Company Third Party Intellectual Property”). Section 3.12(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 3.12(b)(ii) sets forth a complete and accurate list of all Company Third Party Intellectual Property.

(c) All patents and registrations and applications for Trademarks, service marks and copyrights which are held by the Company or any of the Subsidiaries and that are material to the business of the Company and the Subsidiaries, taken as a whole, are valid and subsisting. The Company and the Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the Knowledge of the Company, no other Person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Company Third Party Intellectual Property.

(d) To the Knowledge of the Company, none of the (i) products previously or currently sold by the Company or any of the Subsidiaries or (ii) business or activities previously or currently conducted by the Company or any of the Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party. Neither the Company nor any of the Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule lists the following agreements (each a “Contract”) to which the Company or any Subsidiary is a party:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $100,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement providing for any royalty, milestone or similar payments by the Company;

(iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(vi) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii) any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers of the Company or any Subsidiary or Company Employees set forth in the Company’s or the applicable Subsidiary’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Buyer);

(viii) any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance), change in control, or retention agreement;

(ix) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(x) any agreement involving any current or former officer, director or shareholder of the Company or any Affiliate thereof;

(xi) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xii) any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(xiii) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xiv) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;

(xv) any agreement, contract, license, covenant, assignment, instrument or other arrangement required to be listed in Section 3.12 of the Company Disclosure Schedule;

(xvi) any agreement that would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates (excluding the Company and the Subsidiaries) following the Closing;

(xvii) any Contract relating to the research, development, clinical trial, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Company or any of its Subsidiaries;

(xviii) any agreement that, following the Closing, would bind or purport to bind the Buyer or any of its Affiliates (excluding the Company and the Subsidiaries); and

(xix) any other agreement (or group of related agreements) either involving more than $100,000 or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Bankruptcy and Equity Exception; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is, in any material respect, in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Contract.

(c) Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.13(a) of the Company Disclosure Schedule under the terms of Section 3.13(a). Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

3.14 Litigation. There is no Legal Proceeding (excluding, for this purpose, inquiries and investigations from the definition of such term) pending and, to the Knowledge of the Company, there is no Legal Proceeding (including, for this purpose, investigations and inquiries in the definition of such term) threatened with respect to, against or affecting the Company or any Subsidiary or any current or former officer, director, employee, consultant, agent or shareholder of the Company or any Subsidiary in its, his or her capacity as such or with respect to the Company or any Subsidiary, or seeking to prevent or delay the transactions contemplated hereby, and no written notice of any Legal Proceeding involving or relating to the Company or any Subsidiary, whether pending or threatened, has been received by the Company or any Subsidiary. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against or involving the Company or any Subsidiary. There is no Legal Proceeding by the Company or any Subsidiary pending, or which the Company or any Subsidiary has commenced preparations to initiate, against any other Person.

3.15 Environmental Matters.

(a) The Company and the Subsidiaries have complied in all material respects with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding relating to any Environmental Law involving the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any material liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 3.15(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, any Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e) The Company has no Knowledge of any environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

3.16 Labor and Employment.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a list of all Company Employees, along with the position, location, date of hire, annual rate of compensation (or with respect to Company Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), target annual incentive compensation of each such Person, if any, and employment status of each such Person (including whether the Person is on leave of absence and the dates of such leave, the expected date of return to work (if known) and whether they are in receipt of disability benefits or workers’ compensation benefits). Section 3.16(a) of the Company Disclosure Schedule sets forth all bonuses earned by any Company Employee through the Closing Date that are expected to be accrued but unpaid as of the Closing Date and the amounts of accrued vacation or paid time off, accrued sick time, and the amount of such liabilities as of September 20, 2016. Each such Company Employee (other than those employed in Canada) is retained at-will and none of such Company Employees is a party to an employment agreement or contract with the Company or any Subsidiary. Each Company Employee has entered into the Company’s or such Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been made available to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.16(a) of the Company Disclosure Schedule contains a list of all Company Employees employed by the Company in the United States who are not citizens of the United States and, for each such employee, the employee’s visa, work authorization and/or green card status and the date the employee’s work authorization is scheduled to expire. To the Knowledge of the Company, no key Company Employee or group of Company Employees has any plans to terminate employment with the Company or any Subsidiary prior to the Closing.

(b) Neither the Company nor any Subsidiary has materially breached or violated in any material respect any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement. No material claims, controversies, investigations, audits or other Legal Proceedings (excluding, for this purpose, inquiries and investigations from the definition of such term) are pending or, to the Knowledge of the Company (including, for this purpose, inquiries and investigations in the definition of Legal Proceedings), threatened, with respect to such Laws or agreements, either by private Persons or by Governmental Entities.

(c) Neither the Company nor any Subsidiary have been certified by a labor union or works council nor is the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has either of them experienced any actual or, to the Knowledge of the Company, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past three (3) years, by or on behalf of any labor union or works council with respect to Company Employees.

(d) Section 3.16(d) of the Company Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by either the Company or any Subsidiary, along with the position, date of retention and rate of remuneration for each such Person. None of such consultants or independent contractors is a party to a written agreement or contract with the Company or any Subsidiary. Each such consultant and independent contractor has entered into a confidentiality, non-competition and assignment of inventions agreement with the Company or such Subsidiary, a copy of which has previously been made available to the Buyer. No independent contractor has provided services to the Company or any Subsidiary for a period of six (6) consecutive months or longer. Neither the Company nor any Subsidiary has or has had any temporary or leased employees.

(e) Section 3.16(e) of the Company Disclosure Schedule sets forth a true, correct and complete list and description of all expatriate contracts that the Company or any Subsidiary has in effect with any Company Employee and all employment contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each Company Employee working in a country other than one of which such Company Employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the Company or the applicable Subsidiary in the country in which he or she is so employed.

(f) The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Company Employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(g) No material charges or complaints are open and pending against the Company or any Subsidiary with the Equal Employment Opportunity Commission or similar Governmental Entity or pursuant to internal complaint procedures, and, to the Knowledge of the Company, no current or former employee of the Company or any Subsidiary has made, during the last two (2) years, an oral or a written complaint of discrimination, retaliation or other similar wrongdoing. True, correct and complete information regarding any closed charges or complaints filed since December 31, 2013 with the Equal Employment Opportunity Commission or similar Governmental Entity (or, with respect to discrimination, retaliation, or similar wrongdoing, pursuant to internal complaint procedures) has been made available to the Buyer.

(h) Section 3.16(h) of the Company Disclosure Schedule contains a complete and accurate list of all of the Company’s and each Subsidiary’s written employee handbooks, employment manuals, employment policies, and affirmative action plans. Section 3.16(h) of the Company Disclosure Schedule sets forth the policy of the Company and each Subsidiary with respect to accrued vacation, paid time off, accrued sick time and earned time off.

(i) Neither the Company nor any Subsidiary has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or any Subsidiary or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any applicable workers’ compensation legislation in respect of the Company and the Company has not been reassessed in any material respect under such legislation during the past three (3) years and no audit of the Company or any Subsidiary is currently being performed pursuant to such legislation. To the Knowledge of the Company, there are no claims or, to the Company’s Knowledge, potential claims which may materially adversely affect the Company’s accident cost experience.

(j) All orders and inspection reports under applicable Occupational Health and Safety legislation (“OHSA”) relating to the Company or any Subsidiary have been made available to the Buyer. There are no charges pending under OHSA in respect of the Company or any Subsidiary. The Company and each Subsidiary has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(k) Neither the Company nor any Subsidiary has incurred any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) the documents constituting all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts, employee booklets, the most recently filed actuarial valuations and summary plan descriptions, (iv) the most recent annual reports filed on IRS Form 5500 and (for all funded plans) the most recent plan financial statements for each Company Plan, all annual information returns filed with a Canadian Governmental Entity for the last five (5) plan years, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections

410(b), 401(k), and 401(m) of the Code for the past five (5) years, (vi) all disclosures received by the Company with respect to ERISA Section 408(b)(2) or provided by a Company Plan pursuant to ERISA Section 404(a) and (vii) any written or electronic communications from or to the Internal Revenue Service, the DOL or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), have been delivered to the Buyer. No Company Plan is or has been subject to non-U.S. or non-Canadian Law.

(b) Each Company Plan has been established, registered, administered, communicated and invested in accordance in all material respects with its terms and applicable Laws and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. The Company, the Subsidiaries, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code, applicable pension Laws and the Income Tax Act (Canada) and the regulations thereunder. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service, the Canada Revenue Agency, a Canadian Governmental Entity or to the DOL have been timely submitted. There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability. No Company Plan is or within the last three (3) calendar years has been the subject of, or has received or provided notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code or is based on prototype or volume submitter documents that have received such letter, no such determination letter or opinion letter has been revoked (or, in the case of a prototype or volume submitter document, to the Knowledge of the Company has not been revoked) and revocation has not been threatened (or, in the case of a prototype or volume submitter document, to the Knowledge of the Company has not been threatened), and no such Company Plan has been amended since the date of its most recent determination letter, or opinion letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost. There has been no termination or partial termination of such a Company Plan. Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies. Each Company Plan is in compliance with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a).

(e) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any Subsidiary has ever sponsored, contributed or participated in a Canadian defined benefit pension plan. At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements. Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Company Financial Statements. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan. No Company Plan subject to ERISA has assets that include securities issued by the Company, any Subsidiary or any ERISA Affiliate.

(g) All group health plans of the Company, any Subsidiary and any ERISA Affiliate comply in all material respects with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other comparable domestic or foreign Laws. No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company, any Subsidiary, nor any ERISA Affiliate has any liability or obligation under or with respect to COBRA for its own actions or omissions, or those of any predecessor other than to provide health care continuation coverage to COBRA qualified beneficiaries at their own, and not at the Company’s, expense. No employee, officer, director or manager, or former employee, officer, director, or manager (or beneficiary of any of the foregoing) of the Company or any Subsidiary is entitled to receive any health or welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as required by applicable Law, and there have been no written or oral commitments inconsistent with the foregoing. Each group health plan subject to PPACA is grandfathered.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or, to the Knowledge of the Company, any plan participant to (i) any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or any other applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(i) Each Company Plan is amendable and terminable unilaterally by the Company and any Subsidiary that is a party thereto or covered thereby at any time without liability or expense to the Company, any Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Subsidiary from amending or terminating any such Company Plan, or in any way limit such action. The investment vehicles used to fund any Company Plan may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(j) No Company Plan or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any applicable Law that, in connection with any of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any Indebtedness, (v) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), (vi) promise or provide any Tax gross ups or indemnification, whether under Sections 280G or 409A of the Code or otherwise or (vii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No shareholder, employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby. The Company has made available to the Buyer the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of any of the transactions contemplated by this Agreement for which the Company, any Subsidiary or the Buyer is or may become directly or indirectly liable and the amount of deductions that may be disallowed under Section 280G of the Code in connection with any of the transactions contemplated by this Agreement.

(k) There are no loans or extensions of credit from the Company, any Subsidiary or any ERISA Affiliate to any Company Employee or any independent contractor to the Company or any Subsidiary (other than advances of business expenses in the Ordinary Course of Business). There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any Company Employee or on any Seller.

(l) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been since January 1, 2005 in compliance in all material respects with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009. No corrections of violations of Code Section 409A have occurred. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No stock option or equity unit option granted under any Company Plan has an exercise price that has been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(m) All data necessary to administer each Company Plan in accordance with its terms and applicable Laws is in the possession of the Company and the Subsidiaries, and such data is complete, correct and in a form which is sufficient for the proper administration of each Company Plan.

3.18 Compliance with Laws. Each of the Company and the Subsidiaries has conducted, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Neither the Company nor any Subsidiary has received any notice from any Governmental Entity or other Person alleging any noncompliance with any applicable Law. Neither the Company nor any Subsidiary has any material liability for failure to comply with any Law and, to the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability. Neither the Company nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any manager, member or other equity holder, officer or Company Employee or concerning any actual or alleged fraud.

3.19 Permits and Regulatory Matters.

(a) Section 3.19 of the Company Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Each such Permit is in full force and effect; the Company or the applicable Subsidiary, as the case may be, is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

(b) The Company and the Subsidiaries have all material Permits required to conduct their businesses as currently conducted, including all such Permits required by the FDA, Health Canada, the European Medicines Agency (the “EMA”) or any other Governmental Entity exercising comparable authority.

(c) All manufacturing, processing, distribution, labeling, storage, and testing of product candidates performed by or on behalf of Company are in compliance in all material respects with all applicable Laws administered or issued by the FDA, Health Canada, the EMA or any other Governmental Entity exercising comparable authority. Neither the Company nor any Subsidiary has received any written notices or correspondence from the FDA, the Health Canada, the EMA or any other Governmental Entity exercising comparable authority, and to the Knowledge of the Company, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that the Company or any Subsidiary is not currently in compliance with any and all applicable Laws implemented by the FDA, Health Canada, the EMA or any other Governmental Entity exercising comparable authority.

(d) The studies, tests and preclinical and clinical trials of product candidates conducted by or on behalf of the Company and the Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards. Neither the Company nor any Subsidiary has received any written notices or correspondence from the FDA, Health Canada, the EMA or any other Governmental Entity exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company and/or any of the Subsidiaries.

(e) There is no pending, completed or, to the Knowledge of the Company, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint or investigation) against the Company, and the Company has not received any notice, warning letter or other communication from the FDA, Health Canada, EMA or any other Governmental Entity exercising comparable authority, in each case which (a) imposes a clinical hold on any clinical investigation by the Company or (b) enters or proposes to enter into a consent decree of permanent injunction with the Company, which, either individually or in the aggregate, would result in the loss of a material benefit to, or in the creation of any material liability for, the Company. The operations of the Company have been and are being conducted in all material respects in accordance with all applicable Laws of the FDA, Health Canada, EMA or any other Governmental Entity exercising comparable authority. The Company has not been informed by the FDA, Health Canada, EMA or any other Governmental Entity exercising comparable authority that such Governmental Authority will prohibit the marketing, sale, license or use in any jurisdiction of any product proposed to be developed, produced or marketed by the Company.

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.20 of the Company Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since January 1, 2012, and describes the nature and status of each such claim.

3.21 Certain Business Relationships With Affiliates. No Affiliate of the Company or any Subsidiary, directly or indirectly, (a) owns any property or right, tangible or intangible,

which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary. Section 3.21 of the Company Disclosure Schedule describes any transactions or relationships between the Company or any Subsidiary and any Affiliate thereof that occurred or have existed since the beginning of the time period covered by the Company Financial Statements.

3.22 Brokers; Schedule of Fees and Expenses. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company or any Subsidiary in connection with this Agreement and the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any Subsidiary will not exceed the fees and expenses for such Person set forth in Section 3.22 of the Company Disclosure Schedule.

3.23 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.24 Convertible Securities; Indebtedness. The Company has executed a debt forgiveness agreement with respect to all Convertible Securities and/or Indebtedness of the Company outstanding as of immediately prior to the Closing with the holders of such Convertible Securities and/or Indebtedness, which debt forgiveness agreement provides that (a) all such Convertible Securities and/or Indebtedness and related instruments have been terminated and cancelled, (b) all Liens (and guarantees), if any, in connection therewith relating to the assets, rights and/or properties of the Company securing such Convertible Securities and/or Indebtedness, have been released and terminated and (c) all obligations of the Company in respect of such Convertible Securities and/or Indebtedness have been discharged in full, which debt forgiveness agreement has been made available to Buyer.

3.25 Privacy. Each of the Company and the Subsidiaries is conducting the business in compliance with all applicable Laws governing privacy and the protection of personal information, other than acts of non-compliance which individually or in the aggregate are not material. The Company and the Subsidiaries have a written privacy policy which governs the collection, use and disclosure of personal information and the Company and the Subsidiaries are in compliance in all material respects with such policy.

3.26 Competition Act (Canada). Neither the aggregate value of the assets in Canada of the Company, nor the aggregate gross revenues from sales in or from Canada generated from such assets, exceeds the monetary threshold set out in section 110(3) of the Competition Act (Canada) and related regulations.

3.27 Investment Canada Act (Canada). The applicable threshold for requiring that the Buyer submit an application for review under Part IV of the Investment Canada Act (Canada)

will not be exceeded through the purchase of the Shares by the Buyer on the terms of this Agreement. Neither the Company nor any Subsidiary is a cultural business within the meaning of sections 14.1 and 14.2 of the Investment Canada Act (Canada).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that, except (a) as set forth in the Buyer Disclosure Schedule or (b) as disclosed in the Buyer SEC Reports filed or furnished on or prior to the date of this Agreement, the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1 Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and is in good standing under the Laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, and is qualified to do business and is in good standing in every jurisdiction in which the operation of the business of the Buyer requires it to be so qualified, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect. The Buyer does not have any Subsidiaries. The Buyer is not in default under or in violation of any provision of its Organizational Documents.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) The Buyer has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Buyer. This Agreement and the Ancillary Agreements have been or will be as of the Closing Date duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Company, the Sellers, the Seller Representative and any other party thereto, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the performance by the Buyer of its obligations hereunder or thereunder, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Buyer, each as amended or restated to date, (ii) require on the part of the Buyer any notice to or filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, Permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of the assets of the Buyer are subject, (iv) result in the imposition of any Lien upon any assets of the Buyer or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of the foregoing clauses (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not had and would not reasonably be expected to result in, the loss of a material right or in a material liability of the Buyer, taken as a whole.

(c) No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Capitalization.

(a) The authorized capital stock of the Buyer consists of 200,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Preferred Stock, $0.001 par value per share (“Buyer Preferred Stock”). As of the close of business on the Business Day prior to the date of this Agreement, there were (i) 20,167,997 shares of Buyer Common Stock and no shares of Buyer Preferred Stock outstanding and (ii) no shares of Buyer Stock held in treasury.

(b) Section 4.3(b) of the Buyer Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Buyer Stock Plans, indicating for each Buyer Stock Plan the number of shares of Buyer Stock issued to date under such Buyer Stock Plan and how many of such shares are subject to, and the terms, of restriction, the number of Buyer Options under such Buyer Stock Plan and the number of shares of Buyer Stock reserved for future issuance under such Buyer Stock Plan; (ii) all holders of outstanding Buyer Options, indicating with respect to each Buyer Option the Buyer Stock Plan under which it was granted, the number of shares of Buyer Stock subject to such Buyer Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of Buyer RSUs, indicating with respect to each Buyer RSU, the Buyer Stock Plan under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Buyer RSU, the date of issuance, the expiration date and any other material terms thereof. All of the shares of capital stock of the Buyer subject to Buyer Options and Buyer RSUs will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights.

(c) Except as set forth in Section 4.3(b) or Section 4.3(c) of the Buyer Disclosure Schedule, (i) there are no Equity Interests of any class of the Buyer, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Buyer is a party or by which the Buyer is bound obligating the Buyer to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other Equity Interests of the Buyer or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating the Buyer to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) the Buyer has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of the Buyer any evidences of Indebtedness or assets of the Buyer, and (iv) the Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof.

4.4 Buyer Stock. The shares of Buyer Stock subject to issuance pursuant to Article I of this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws and restrictions on transfer thereof as provided for herein or Liens imposed as a result of any action or inaction of any Seller), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, Buyer’s Organizational Documents or any agreement to which Buyer is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Stock.

4.5 SEC Filings; Financial Statements; Information Provided.

(a) The Buyer has filed all registration statements, forms, reports, certifications and other documents required to be filed by Buyer with the SEC since February 6, 2014. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the “Buyer SEC Reports.” All of the Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Buyer SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of Buyer and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

4.6 Listing; Investment Company. The Buyer Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Buyer has not received any written notification that the SEC is contemplating terminating such registration. The Buyer has not, in the twelve (12) months preceding the date hereof, received written notice from NASDAQ to the effect that the Buyer is not in compliance with the listing or maintenance requirements of such market or exchange. The Buyer is not, and is not an Affiliate of, and immediately after the Closing, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.7 Contracts.

(a) As of the date of this Agreement, there are no agreements, instruments, contracts, licenses, notes, deeds, mortgages, commitments or arrangements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Buyer and its Subsidiaries (“Buyer Material Contracts”), other than those Buyer Material Contracts identified or described in the Buyer SEC Reports filed prior to the date hereof. Each Buyer Material Contract is in full force and effect and is enforceable against Buyer and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of Buyer, against each other party thereto in accordance with the terms thereof, subject to the Bankruptcy and Equity Exception. Neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any other party to any Buyer Material Contract is in violation of or in default under (nor does there exist any condition which, with or without notice or lapse of time, or both, would cause such a violation of or default under) any Buyer Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect.

(b) Neither Buyer nor any of its Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K other than as disclosed in a Buyer SEC Report filed prior to the date hereof.

4.8 Absence of Certain Changes. Since June 30, 2016: (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect, (b) the Buyer has not incurred any liabilities (contingent or otherwise) in excess of $200,000, other than liabilities not required to be reflected in the Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the SEC and the transactions contemplated by this Agreement, and (c) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

4.9 License Agreement. The Buyer has entered into that certain License Agreement, dated June 10, 2016, between Buyer and F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (the “License Agreement”). The License Agreement is in full force and effect and is enforceable against Buyer and, to the knowledge of Buyer, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception. The License Agreement will continue to be in full force and effect and enforceable against Buyer and, to the knowledge of Buyer, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Bankruptcy and Equity Exception. Neither Buyer nor, to the knowledge of Buyer, any other party thereto, is in material breach or violation of, or material default under, the License Agreement, and no event has occurred, is pending or, to the knowledge of Buyer, is threatened, which, with or without notice or lapse of time, or both, would constitute a material breach or material default by Buyer or, to the knowledge of Buyer, any other party under the License Agreement. The License Agreement has not been amended or modified in any material respect from the License Agreement in effect as of the date of this Agreement, and represents the entire agreement between the parties thereto with respect to the subject thereof.

4.10 Brokers. Except for the fees payable to Stifel, Nicolaus & Company, Incorporated, the Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.11 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer seeking to prevent or delay the transactions contemplated hereby.

4.12 Employee Benefit Plans. The Buyer is not party to any contract, agreement, plan or arrangement with any of its employees or independent contractors that contains any provision pursuant to which, as a result of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, (a) any compensation or benefit will become due, increase, accelerate or vest, (b) the Buyer will be required to make any severance, termination or retention payments, (c) the Buyer will be required to provide any term of employment or compensation guaranty, or (d) the Buyer will be required to forgive any Indebtedness.

4.13 WTO Investor. The Buyer is a WTO Investor within the meaning of Section 14.1(6) of the Investment Canada Act.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification.

(a) Each Seller shall, on a several basis in accordance with each Seller’s Pro Rata Share, defend and indemnify the Buyer in respect of, and hold it harmless against and will compensate and reimburse the Buyer for, any and all Damages incurred or suffered by any Buyer Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting:

(i) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of such Seller contained in this Agreement;

(ii) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement;

(iii) any failure to perform any covenant or agreement of such Seller contained in this Agreement;

(iv) any failure to perform any covenant or agreement of the Company contained in this Agreement;

(v) the following Taxes: (i) any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date due and payable by the Company or any Subsidiary, excluding any Taxes included as a liability in the Most Recent Balance Sheet; (ii) any Taxes for which the Company or any Subsidiary has any liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; (iii) any Taxes for which the Company or any Subsidiary has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is attributable to the operations of the Company or any Subsidiary on or prior to the Closing Date or an event or transaction occurring before the Closing; and (iv) any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement, whether levied on any Buyer Indemnified Party, the Sellers, the Company, any Subsidiary or any of their respective Affiliates;

(vi) any Employee Amount, any Closing Indebtedness and any Company Transaction Expenses, in each case to the extent unpaid as of immediately prior to the Closing;

(vii) any failure of such Seller to have good, valid and marketable title to the Shares issued in the name of such Seller, free and clear of all Liens;

(viii) any claim by a shareholder or former shareholder of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any Company Shares; (ii) any rights of a shareholder (other than the right of a Seller to receive consideration pursuant to Article I), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Organizational Documents of the Company; (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or (v) any claim arising out of or related to the matters set forth on Section 5.1(a)(viii) of the Company Disclosure Schedule;

(ix) any inaccuracy in the Closing Date Allocation Schedule;

(x) any fraud on the part of the Company or any Seller in connection with the transactions contemplated by this Agreement; or

(xi) any Litigation Matter.

(b) The Buyer shall defend and indemnify the Sellers in respect of, and hold them harmless against and will compensate and reimburse the Sellers for, any and all Damages incurred or suffered by any Seller (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting:

(i) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement;

(ii) any failure to perform any covenant or agreement of the Buyer contained in this Agreement; or

(iii) any fraud on the part of the Buyer in connection with the transactions contemplated by this Agreement.

(c) For purposes of Section 5.1(a)(v), in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the portion ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

5.2 Indemnification Claims.

(a) The Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Buyer in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party on behalf of Indemnifying Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article V, (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current Value of the remaining Escrow Shares, and (C) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Indemnified Party or the business, operations or future conduct of the Indemnified Party and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving Taxes, any Governmental Entity or criminal liability or in which equitable relief is sought against the Indemnified Party or any of its Subsidiaries. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 5.2(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. Except as provided in Section 5.2(e), the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article V, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by the Buyer and the Seller Representative instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by the Buyer and the Seller Representative instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Claimed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If no Response is delivered by the Indemnifying Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount. For purposes of this Article V, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on NASDAQ over the five consecutive trading days ending two trading days before such Escrow Shares are distributed by the Escrow Agent to the Buyer as provided above (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such five-day period), multiplied by the number of such Escrow Shares.

(d) Any Dispute shall be resolved in accordance with Section 8.12. If the Indemnified Party is the Buyer and the Buyer seeks to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Seller Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Account shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) Without limitation of Section 1.6, the Seller Representative shall have full power and authority on behalf of each Seller to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Sellers under this Article V. The Seller Representative shall have no liability to any Sellers for any action taken or omitted on behalf of the Sellers pursuant to this Article V.

5.3 Survival of Representations and Warranties.

(b) Unless otherwise specified in this Section 5.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, however, that, except with respect to claims based on fraud, all representations and warranties that are covered by the indemnification obligations in Section 5.1(a)(i), Section 5.1(a)(ii) and Section 5.1(b)(i) shall expire on the date that is fifteen (15) months following the Closing Date; provided further, however, that (i) the representations and warranties set forth in Sections 2.1, 2.2(a), 2.3, 2.6, 3.1, 3.2, 3.3, 3.4(a), 3.21, 3.22, 4.1, 4.2(a), 4.3 and 4.10 shall survive indefinitely and (ii) the representations and warranties in Sections 3.9 and 3.17 (to the extent related to Tax) shall survive until the date that is 60 days after the expiration of the longest applicable statute of limitations (collectively, with the representations and warranties described in the foregoing clause (i), the “Fundamental Representations”).

(c) If (i) the Buyer delivers to the Seller Representative, or (ii) the Seller Representative delivers to the Buyer on behalf of the Sellers, in each case before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

5.4 Limitations.

(a) (i) With respect to claims for Damages arising under Section 5.1(a)(i) or Section 5.1(a)(ii), the Sellers shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $200,000 (the “Basket”) (at which point the Sellers shall become liable only for Damages under Section 5.1(a)(i) or Section 5.1(a)(ii) in excess of the Basket) and (ii) with respect to claims for Damages arising under Section 5.1(b)(i), the Buyer shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds the Basket (at which point the Buyer shall become liable only for Damages under Section 5.1(b)(i) in excess of the Basket); provided that the limitation set forth in this sentence shall not apply to (A) claims based on fraud or (B) any claim relating to a breach of any of the Fundamental Representations.

(b) Except for claims based on fraud and claims for breaches of Fundamental Representations, the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under Section 5.1(a)(i) and Section 5.1(a)(ii). The Buyer shall not attempt to collect any Damages directly from any Seller, unless there are insufficient unclaimed Escrow Shares remaining to satisfy such Damages pursuant to the Escrow Agreement.

(c) Except for claims based on fraud and claims for breaches of Fundamental Representations, no Seller shall attempt or be entitled to collect any Damages for which it is entitled to indemnification under Section 5.1(b)(i) from the Buyer in an amount in excess, individually or in the aggregate, of $1,304,364.75.

(d) Except for claims based on fraud, the aggregate liability of each Seller for Damages under this Article V shall not exceed the portion of the Aggregate Consideration such Seller receives pursuant to this Agreement (including any amounts held in the Escrow Account but not, for the avoidance of doubt, Contingent Payments not yet earned). The aggregate liability of the Buyer for Damages under this Article V shall not exceed the Aggregate Consideration.

(e) No Seller shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f) The rights to indemnification set forth in this Article V shall not be affected by any investigation conducted by or on behalf of any Indemnified Party or any knowledge acquired (or capable of being acquired) by any Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

(g) Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in Article II, Article III or Article IV and (ii) the amount of Damages for which any Indemnified Party may be entitled to indemnification under this Article V, each such representation or warranty (other than the representations and warranties set forth in Section 3.6(a) or Section 4.8(a)) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Company Material Adverse Effect).

(h) Except with respect to claims based on fraud or for specific performance, after the Closing, the rights of the Buyer under this Article V shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Sellers contained in this Agreement.

(i) Any payments made to a party pursuant to this Article V or pursuant to the Escrow Agreement shall be treated as an adjustment to the Aggregate Consideration for Tax purposes to the extent permitted by Law.

(j) Payments by an Indemnifying Party pursuant to this Article V in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received (without any obligation to pursue any such proceeds) and any indemnity, contribution or other similar payment actually received (without any obligation to pursue any such payments) by the Indemnified Party in respect of any such claim.

ARTICLE VI

OTHER POST-CLOSING AGREEMENTS

6.1 No Claims. Effective as of the Closing, each Seller, by its execution and delivery of this Agreement, hereby (a) waives any and all rights of indemnification, contribution and other similar rights against the Company or any Subsidiary (whether arising pursuant to any charter document of the Company or any Subsidiary, any contract, applicable Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in this Agreement and/or out of the negotiation, execution or performance of this Agreement, and agrees that any claim of the Buyer, whether for indemnity or otherwise, may be asserted directly against the Sellers or any Seller (solely to the extent, and subject to the limitations, provided in this Agreement), without any need for any claim against, or joinder of, the Company or any Subsidiary and (b) forever waives, releases and discharges (and hereby agrees to cause each of its representatives to forever waive, release and discharge) with prejudice the Company and each Subsidiary from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this clause (b) shall not be construed as releasing any party from its obligations otherwise expressly set forth in this Agreement or any agreement delivered pursuant hereto.

6.2 Succession. The Buyer shall take all action necessary to cause the Persons identified on Section 6.2 of the Buyer Disclosure Schedule to be appointed as executive officers of the Buyer effective as of immediately after the Closing.

6.3 Board of Directors of Buyer. The Buyer shall take all action necessary to cause the number of members of the board of directors of the Buyer to be fixed at nine (9), to cause the

Persons identified on Section 6.3(i) of the Buyer Disclosure Schedule to be appointed to Buyer Board as directors of the class set forth opposite their respective names on Section 6.3 (i) of the Buyer Disclosure Schedule and obtain the resignations of the directors of Buyer identified on Section 6.3(ii) of the Buyer Disclosure Schedule, in each case effective as of immediately after the Closing.

6.4 Lock-Up; Regulation S.

(a) Until the date which is 180 days following the Closing Date, each Seller will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities of the Buyer, including shares of Buyer Common Stock or securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or otherwise to enter into any such transaction, swap, hedge or other arrangement.

(b) Each Regulation S Seller agrees (i) not to, in connection with the transactions contemplated by this Agreement, engage in any “directed selling efforts” within the United States, as such term is defined in Regulation S under the Securities Act, (ii) not to resell any Buyer Common Stock received pursuant to this Agreement except in accordance with the provisions of Regulation S under the Securities Act, pursuant to an effective registration statement or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such shares of Buyer Common Stock, (iii) that Buyer will not register any proposed transfer of any shares of Buyer Common Stock by such Seller to the extent such transfer is proposed to not be made in accordance with the provisions of Regulation S, pursuant to an effective registration statement or pursuant to an available exemption from registration and (iv) not to sell or offer to sell any shares of Buyer Common Stock to any “U.S. person” (as such term is defined in Regulation S under the Securities Act), or for the account or benefit of any “U.S. person” (as such term is defined in Regulation S under the Securities Act), in each case until the date that is six-months following the Closing Date.

6.5 Tax Agreements.

(a) Buyer shall prepare or cause the Company to prepare and timely file or cause to be filed all Tax Returns of the Company and any Subsidiary that are filed after the Closing Date. Except as otherwise required by applicable Law, Tax Returns of the Company and any Subsidiary for any taxable period ending on the Closing Date shall be prepared in a manner consistent with prior practice. Buyer shall permit the Seller Representative to review and comment on each such Tax Return described in the immediately preceding sentence and shall make such revisions as are reasonably requested by the Seller Representative. Notwithstanding the foregoing, each of the Sellers, the Company and the Buyer acknowledge and agree that Buyer, in its sole discretion, shall cause the Company to make an election pursuant to subsection 256(9) of the Tax Act (Canada) in respect of its taxation year ending on the acquisition of control of the Company by Buyer.

(b) Buyer, the Sellers and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, appeal, hearing, litigation or other proceeding with respect to Taxes, and the preparation of provisions for financial statements. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, appeal, hearing, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Any Tax refunds (or credits in lieu of refunds) of the Company or any Subsidiary received by Buyer or the Company that relate to taxable periods or portions thereof ending on or before the Closing Date, excluding any ITCs, shall be for the account of the Sellers and shall be paid over to Sellers within 15 days after receipt thereof including any interest received but net of (i) any reasonable costs incurred in connection with the recovery of such refund or credit, and (ii) any Taxes incurred by the Company or the Subsidiary in respect of such refund or credit.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Acquired Company Financials” means (i) historical consolidated financial statements for the Company and its Subsidiaries for the fiscal years ended December 31, 2013, 2014 and 2015, and the relevant quarterly periods of 2016, in a form that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required in order for the Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K, (ii) an unqualified report with respect to the fiscal years ended December 31, 2013, 2014 and 2015 from the Company’s independent accounting firm stating that such financial statements present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, of the Company and its Subsidiaries for the periods covered by such financial statements, in conformity with GAAP, and (iii) such additional information, including reliance letters from the Company’s independent accounting firm, as the Buyer may reasonably request in order to comply with the requirements of the Exchange Act applicable to the Company.

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

“Aggregate Closing Consideration” means (a) the Aggregate Consideration minus (b) the Contingent Payments minus (c) the Escrow Amount.

“Aggregate Consideration” means (a) an aggregate of 4,013,431 newly issued shares of Buyer Common Stock plus (b) the Contingent Payments.

“Agreed Amount” means part, but not all, of the Claimed Amount.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” means the Escrow Agreement and the Registration Rights Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.2(a).

“Basket” has the meaning set forth in Section 5.4(a).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Wilmington, Delaware or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Common Stock” means the common stock, $0.001 par value per share, of the Buyer.

“Buyer Disclosure Schedule” means the Buyer Company Disclosure Schedule provided by the Buyer to the Company on the date hereof.

“Buyer Indemnified Parties” means the Buyer and its Affiliates (including, after the Closing, the Company and the Subsidiaries).

“Buyer Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer, taken as a whole, other than any Change to the extent resulting from (a) Changes in the United States economy in general, so long as such changes do not disproportionately affect the business of the Buyer taken as a whole, and (b) Changes in the industry in which the Buyer operates, so long as such Changes do not disproportionately affect the business of the Buyer, taken as a whole. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Buyer Material Contracts” has the meaning set forth in Section 4.7.

“Buyer Option” means an option to purchase Buyer Common Stock issued by the Buyer pursuant to the Buyer Stock Plan.

“Buyer Preferred Stock” has the meaning set forth in Section 4.3.

“Buyer RSU” means a restricted stock unit in respect of Buyer Common Stock issued by the Buyer pursuant to the Buyer Stock Plan.

“Buyer SEC Reports” has the meaning set forth in Section 4.5.

“Buyer Stock” means the Buyer Common Stock and the Buyer Preferred Stock.

“Buyer Stock Plan” means the Amended and Restated Eleven Biotherapeutics, Inc. 2009 Stock Incentive Plan, the Eleven Biotherapeutics, Inc. 2014 Stock Incentive Plan and the Eleven Biotherapeutics, Inc. 2014 Employee Stock Purchase Plan.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” means a certificate which as of immediately prior to the Closing represented outstanding Company Shares.

“Change” means any change, event, circumstance or development.

“Claim Notice” means written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article V for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party in connection with a claim for indemnification pursuant to Article V.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date of this Agreement.

“Closing Date Allocation Schedule” means the schedule attached hereto as Exhibit C and dated as of the Closing Date (as such schedule may be updated, corrected, amended or modified in accordance with Section 1.8(a) from time to time after the Closing), setting forth, for each Seller: (a) such Seller’s name and address; (b) the number of Company Shares held as of the Closing Date by such Seller; (c) the portion of the Aggregate Closing Consideration attributable to such Seller’s Company Shares; and (d) the portion of any Escrow Shares attributable to such Seller’s Company Shares.

“Closing Indebtedness” means all Indebtedness of the Company and the Subsidiaries to the extent outstanding as of the Closing.

“Closing Payment Certificate” means a certificate, signed by an executive officer of the Company on behalf of the Company, which (a) sets forth (i) the identity of each Seller entitled to a payment of shares of Buyer Common Stock pursuant to Article I and (ii) the portion of the Aggregate Closing Consideration attributable to such Seller’s Company Shares and (b) attaches the Closing Date Allocation Schedule as a schedule thereto.

“COBRA” means Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Shares” means the common shares, no par value per share, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule provided by the Sellers and the Company to the Buyer on the date hereof.

“Company Employee” means any employee (whether current or former) of the Company or any Subsidiary.

“Company Financial Statements” means:

(a) the consolidated audited balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2013, 2014 and 2015, as certified without qualification by PricewaterhouseCoopers LLP, the Company’s independent public accountants;

(b) the consolidated unaudited balance sheets of the Company for the last day of each completed calendar quarter for any interim periods since December 31, 2015, including at June 30, 2016, and the related consolidated unaudited statements of operations, changes in shareholders’ equity and cash flows for each of the quarters then ended; and

(c) a trial balance (prepared in accordance with (i) the books and records of the Company and (ii) GAAP, consistently applied) for the last day of each completed calendar month between the Most Recent Balance Sheet Date and the date of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.12(b).

“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect means the knowledge of each of the individuals identified in Section 7.1 of the Company Disclosure Schedule, in each case after due and reasonable inquiry.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, other than any Change to the extent resulting from (a) Changes in the United States economy in general, so long as such changes do not disproportionately affect the business of the Company and the Subsidiaries taken as a whole, and (b) Changes in the industry in which the Company and the Subsidiaries operate, so long as such Changes do not disproportionately affect the business of the Company and the Subsidiaries, taken as a whole. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Option” means an option to purchase Company Common Shares issued by the Company pursuant to the Company Share Plan.

“Company Plan” means any Employee Benefit Plan in respect of any current or former employees, independent contractors, directors, officers or shareholders of the Company or any Subsidiary that are sponsored, contributed to or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has made or is required to make payments, transfers or contributions or has or may have any actual or potential liability.

“Company Preferred Shares” means the preferred shares of the Company, no par value per share.

“Company RSU” means a restricted share unit in respect of Company Common Shares issued by the Company pursuant to the Company Share Plan.

“Company Share” means the Company Common Shares and the Company Preferred Shares.

“Company Share Plan” means the Viventia Bio Inc. Amended and Restated Equity Incentive Plan.

“Company Third Party Intellectual Property” has the meaning set forth in Section 3.12(b).

“Company Transaction Expenses” means all costs and expenses of the Company or any Subsidiary incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees and any fees and expenses of counsel or accountants payable by the Company or any Subsidiary; provided that the matters set forth on Section 7C of the Company Disclosure Schedules shall be deemed to be “Company Transaction Expenses” for purposes of this definition.

“Contract” has the meaning set forth in Section 3.13(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 29, 2016, by and between the Company and the Buyer.

“Contingent Payments” means the payments from Buyer to the Sellers described in Section 1.9(a) and Section 1.9(b).

“Controlling Party” means the party controlling the defense of any Third Party Action.

“Convertible Securities” means any securities of the Company convertible into or exchangeable for Equity Interests of the Company.

“Damages” means any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures).

“Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes liability for all or part of a Claimed Amount.

“DOL” means the United States Department of Labor.

“EMA” has the meaning set forth in Section 3.19(b).

“Employee Amount” means all amounts payable pursuant to (a) any Transaction Bonus Plan or (b) any other change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or any Subsidiary, in each case of this clause (b) payable in connection with the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, plus all deductions at source at other amounts required to be withheld and the employer’s share of Taxes payable with respect to (i) all such amounts described in the foregoing clauses (a) and (b) and (ii) any exercise of or payments with respect to Company Options or Company RSUs outstanding or issuance of Restricted Stock at any time prior to the Closing; provided, that amounts payable pursuant to the agreements set forth on Section 7E of the Company Disclosure Schedule shall be deemed to not constitute “Employee Amounts” under this definition.

“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated at no cost to the Company and the Subsidiaries or non-U.S. agreements that provide only what is legally required by applicable local Law), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, supplemental unemployment benefits, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs or similar plans or programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Environmental Law” means any Law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other Persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.

“Escrow Account” means the account established pursuant to the Escrow Agreement to hold the Escrow Amount.

“Escrow Agent” means Citibank, N.A., as escrow agent pursuant to the Escrow Agreement, or any successor escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit B.

“Escrow Amount” means 401,343 shares of Buyer Common Stock.

“Escrow Shares” means the shares of Buyer Common Stock held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Employment Agreement” means the Executive Employment Agreement in the form attached hereto as Exhibit E.

“Expected Claim Notice” means a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article V.

“Fundamental Representations” has the meaning set forth in Section 5.3(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States or Canadian federal, state, provincial, municipal, local or any foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of a federal, state or local or foreign government.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone, royalty and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article V.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” means the following subsisting throughout the world:

(a)	Patent Rights;

(b)	Trademarks and all goodwill in the Trademarks;

(c)	copyrights, works of authorship, designs, industrial designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)	integrated circuit topographies, mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)	inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)	other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Law” means any United States or Canadian federal, provincial, state, municipal or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” means any lease, sublease, license, or occupancy agreement pursuant to which the Company or any Subsidiary leases or subleases from or to another party any real property, or otherwise occupies any real property.

“Legal Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator.

“License Agreement” has the meaning set forth in Section 4.9.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries or the Buyer, as applicable, and not material to the Company and the Subsidiaries or the Buyer, as applicable, in each case taken as a whole.

“Litigation Matter” means any Legal Proceedings set forth in Section 2.4 or Section 3.14 of the Company Disclosure Schedule.

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” means June 30, 2016.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Non-controlling Party” means the party not controlling the defense of any Third Party Action.

“OHSA” has the meaning set forth in Section 3.17(g).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, organization, amalgamation or continuation and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented. “Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” means all permits, licenses, registrations, authorizations, applications, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.

“PPACA” has the meaning set forth in Section 3.17(g).

“Pro Rata Share” means, with respect to any Company Common Shares, a fraction, (a) the numerator of which is the number of Company Common Shares represented thereby as of immediately prior to the Closing and (b) the denominator of which is the aggregate number of Company Common Shares outstanding as of immediately prior to the Closing.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit A.

“Regulation S Seller” has the meaning set forth in Section 2.8.

“Response” means a written response containing the information provided for in Section 5.2(c).

“Rule 145 Affiliates” has the meaning set forth in Section 1.5(e).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Representative” has the meaning set forth in the first paragraph of this Agreement.

“Shares” means the issued and outstanding Company Shares owned by each Seller, as set forth opposite his, her or its name on the Closing Date Allocation Schedule, which in the aggregate represent all of the issued and outstanding Company Shares.

“Straddle Period” has the meaning set forth in Section 5.1(c).

“Subsidiary” means any corporation, partnership, trust, limited liability company, unlimited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder as amended.

“Tax Returns” means any and all reports, returns (including information returns), declarations, elections, designations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, goods and services, harmonized sales, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items.

“Third Party Action” means any Legal Proceeding by a Person other than a party for which indemnification may be sought by the Buyer under Article V.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Bonus Plan” means any bonus plan implemented by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

“Value” has the meaning set forth in Section 5.2(c).

“WARN Act” has the meaning set forth in Section 3.16(i).

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Company, to:

Eleven Biotherapeutics, Inc.
215 First Street, Suite 400
Cambridge, Massachusetts 02142
Attention:	Chief Financial Officer
Telecopy:	(617) 858-0911

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention:	Brian A. Johnson, Esq.
Hal J. Leibowitz, Esq.
Telecopy:	(212) 230-8888

(b)	if to any Seller or the Seller Representative, to:

Clairmark Investments Ltd.
305 Milner Avenue, Suite 914
Toronto, ON M1B 3V4
Attention: Leslie L. Dan
Telecopy:	(416) 291-2162

with a copy to:

Fogler, Rubinoff LLP
77 King Street West
Suite 3000, P.O. Box 95
TD Centre North Tower
Toronto, ON M5K 1G8
Attention:	Peter K. Guselle
Karen A. Murray
Telecopy:	(416) 941-8852

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

8.2 Entire Agreement. This Agreement (including the Ancillary Agreements and the documents and instruments referred to herein) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

8.3 Fees and Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Company Transaction Expenses and any Employee Amounts unpaid as of the Closing shall be paid by the Sellers, and for greater certainty, no Company Transaction Expenses shall be claimed as a deduction in determining the Taxes of the Company or Subsidiary. Each Seller shall be responsible for payment of all sales or transfer Taxes (including real property transfer Taxes) arising out of the conveyance of the Shares owned by such Seller.

8.4 Amendment. This Agreement may be mutually amended by the Buyer, the Company and the Seller Representative (on behalf of the Sellers) at any time. This Agreement may not be amended except by an instrument in writing signed (a) in the case of an amendment of any of Section 1.6, Section 1.9, Article V, Article VII and this Article VIII, on behalf of each of the parties hereto, and (b) in the case of an amendment of any other provision of this Agreement, on behalf of the Buyer, the Company and the Seller Representative.

8.5 Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except that the Buyer Indemnified Parties shall be third-party beneficiaries of Article V.

8.6 Assignment. Subject to the proviso set forth in Section 1.9(g), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its

Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.8 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

8.9 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP; and (m) a term that begins with an initial capital letter, is not defined herein and reflects a different part of speech than a term that begins with an initial capital letter and is defined herein, shall be interpreted in a correlative manner. When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall consist of only the information that was (i) contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement or (ii) delivered to the Buyer or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

8.10 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware; provided, that this Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein solely to the extent necessary to effect the purchase by the Buyer and the sale by the Sellers of the Company Shares and the transactions related thereto.

8.11 Remedies.

(a) Except as otherwise provided in Section 5.4(h) with respect to the period from and after the Closing, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

8.12 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.12, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

8.13 Disclosure Schedules. Each of the Company Disclosure Schedule and the Buyer Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

ELEVEN BIOTHERAPEUTICS, INC.

By:	/s/ Abbie C. Celniker

Name:	Abbie C. Celniker

Title:	President and Chief Executive Officer

COMPANY:

VIVENTIA BIO INC.

By:	/s/ Stephen A. Hurly

Name:	Stephen A. Hurly

Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

SELLER REPRESENTATIVE:

CLAIRMARK INVESTMENTS LTD.,

Solely for purposes of being bound by Section 1.6, Section 1.9, Article V, Article VII and Article VIII and solely in its capacity as the Seller Representative

By:	/s/ Leslie L. Dan

Name:	Leslie L. Dan

Title:	President

[Signature Page to Share Purchase Agreement]

SELLERS:

CLAIRMARK INVESTMENTS LTD.

By:	/s/ Leslie L. Dan

Name:	Leslie L. Dan

Title:	President

/s/ Stephen A. Hurly
STEPHEN A. HURLY

/s/ George W. Bickerstaff
GEORGE W. BICKERSTAFF

/s/ Annalisa Jenkins
ANNALISA JENKINS

/s/ Sanford Zweifach
SANFORD S. ZWEIFACH

/s/ Catherine J. Mackey
CATHERINE J. MACKEY

[Signature Page to Share Purchase Agreement]